Exhibit 99

[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports 2012 Fourth Quarter and Full-Year Results
Achieves Record Adjusted EPS for 2012
Provides Financial Guidance for 2013

WESTFORD, Mass., February 26, 2013 – Kadant Inc. (NYSE:KAI) reported its financial results for the fourth quarter and year ended December 29, 2012.

Fourth Quarter and Full-Year 2012 Financial Highlights
•
GAAP diluted earnings per share (EPS) from continuing operations was $0.84 in the fourth quarter of 2012 compared to $0.90 in the fourth quarter of 2011. For the full year, GAAP diluted EPS was $2.66 compared to $2.74 in 2011.

•	Adjusted diluted EPS was $0.44 in the fourth quarter of 2012 and a record $2.29 for the year.

•	Revenues were $78 million in the fourth quarter of 2012 compared to record revenues of $97 million in the fourth quarter of 2011.

•	Bookings were $76 million in the fourth quarter of 2012, increasing 10% sequentially and decreasing 3% compared to the fourth quarter of 2011.

•	Gross margins were a record 43.9% for 2012 compared to 43.3% in 2011.

•	Net income was $31.8 million and adjusted EBITDA was a record $44.8 million in 2012.

•	Net cash was $48 million at the end of 2012, the highest level in over seven years.

•	Cash flows from continuing operations were $30 million in 2012 compared to $34 million in 2011.

•	Repurchases of common stock were $5 million in the quarter. For full-year 2012, repurchases were $14 million, which equates to 47% of net income from continuing operations.

Note: Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures that exclude certain items as detailed later in this press release under the heading “Use of Non-GAAP Financial Measures” and in the reconciliation tables below.

Management Commentary

“We had an outstanding performance in 2012, achieving records in a number of categories,” said Jonathan W. Painter, president and chief executive officer of Kadant. “Adjusted diluted EPS for full-year 2012 increased 9 percent to a record $2.29, making 2012 and 2011 the two best years for EPS in our history. Adjusted diluted EPS of $0.44 in the fourth quarter of 2012 was down 25 percent compared to the same period last year, but well ahead of our GAAP guidance of $0.35 to $0.37.

“Revenues in the fourth quarter were $78 million, down 20 percent from last year’s record-setting performance largely due to lower capital revenues, particularly in our stock-preparation product line. Encouragingly, revenues for our parts and consumables were up 7 percent compared to the fourth quarter of last year and up 14 percent sequentially.

“We had another good quarter in operating cash flows. Cash flows from continuing operations were $13 million in the fourth quarter of 2012, down 14 percent compared to a very strong fourth quarter of 2011. For the full year, cash flows were $30 million and we ended the year with $55 million in cash. Our net cash position, that is, cash less debt, was $48 million, up $6 million from the third quarter of 2012. For full-year 2012, we purchased $14 million in common stock, which represented approximately 634,000 shares at an average purchase price of $22.87 per share.”

Fourth Quarter 2012

Kadant reported revenues from continuing operations of $78.1 million in the fourth quarter of 2012, a decrease of $18.9 million, or 20 percent, compared to $97.0 million in the fourth quarter of 2011. Revenues for the fourth quarter of 2012 included a $0.5 million decrease from foreign currency translation compared to the fourth quarter of 2011. Operating income from continuing operations was $6.7 million in the fourth quarter of 2012 compared to $9.1 million in the fourth quarter of 2011.

Net income from continuing operations was $9.6 million in the fourth quarter of 2012, or $0.84 per diluted share, compared to $10.7 million, or $0.90 per diluted share, in the fourth quarter of 2011. Net income from continuing operations in the fourth quarter of 2012 included a $4.6 million, or $0.40 per diluted share, benefit from discrete tax items. Net income from continuing operations in the fourth quarter of 2011 included a $4.1 million, or $0.34 per diluted share, benefit from discrete tax items and a $0.4 million, or $0.03 per diluted share, after-tax restructuring charge. Adjusted net income, a non-GAAP measure, was $5.0 million, or $0.44 per diluted share, in the fourth quarter of 2012 compared to $7.0 million, or $0.59 per diluted share, in the fourth quarter of 2011.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	Three Months Ended Dec. 29, 2012		Three Months Ended Dec. 31, 2011
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$ 9.6	$ 0.83	$ 11.8	$ 1.00
Loss (income) from discontinued operation	-	0.01	(1.1)	(0.10)
Income and Diluted EPS from Continuing Operations, as reported	9.6	0.84	10.7	0.90
Adjustments for the following:
Restructuring costs	-	-	0.4	0.03
Benefit from discrete tax items	(4.6)	(0.40)	(4.1)	(0.34)
Adjusted Net Income and Adjusted Diluted EPS	$ 5.0	$ 0.44	$ 7.0	$ 0.59

Full-Year 2012

For full-year 2012, Kadant reported revenues from continuing operations of $331.8 million, a decrease of $3.7 million, or 1 percent, compared with $335.5 million in 2011. Revenues for 2012 included an $8.4 million, or 2 percent, decrease from foreign currency translation. Operating income from continuing operations was $36.4 million in 2012, including $0.3 million in expense associated with a facility consolidation, compared to $38.7 million in 2011, including a $1.9 million gain, net of restructuring costs. Adjusted operating income, a non-GAAP measure, was $36.4 million in 2012 compared to $36.8 million in 2011.

Net income from continuing operations was $30.9 million in 2012, or $2.66 per diluted share, compared to $33.6 million, or $2.74 per diluted share, in 2011. Net income from continuing operations in 2012 included a $4.6 million, or $0.40 per diluted share, benefit from discrete tax items and a $0.3 million, or $0.03 per diluted share, after-tax expense associated with a facility consolidation. Net income from continuing operations in 2011 included a $6.2 million, or $0.51 per diluted share, benefit from discrete tax items and a $1.7 million, or $0.13 per diluted share, after-tax gain, net of restructuring costs. Adjusted net income, a non-GAAP measure, was a record $26.6 million, or $2.29 per diluted share, in 2012 compared to $25.7 million, or $2.10 per diluted share, in 2011.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	Twelve Months Ended Dec. 29, 2012		Twelve Months Ended Dec. 31, 2011
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$ 31.6	$ 2.73	$ 33.6	$ 2.74
(Income) loss from discontinued operation	(0.7)	(0.07)	-	-
Income and Diluted EPS from Continuing Operations, as reported	30.9	2.66	33.6	2.74
Adjustments for the following:
Restructuring costs and other expense (income), net	0.3	0.03	(1.7)	(0.13)
Benefit from discrete tax items	(4.6)	(0.40)	(6.2)	(0.51)
Adjusted Net Income and Adjusted Diluted EPS	$ 26.6	$ 2.29	$ 25.7	$ 2.10

Guidance

“We are seeing increased project activity and we believe the demand for our capital products will be stronger in 2013 compared to 2012, particularly in our stock-preparation product line,” Jonathan W. Painter continued. “Since the end of the year, we have booked more than $12 million in capital orders in our stock-preparation product line and we believe that consolidated bookings will increase sequentially in the first quarter of 2013. That said, the continuation of the relatively weak global economy combined with our booking rates over the last several quarters leads us to remain somewhat cautious as we look ahead to 2013. As a result, we expect to achieve GAAP diluted EPS from continuing operations of $1.80 to $1.90 in 2013 on revenues of $320 to $330 million. Our full-year diluted EPS guidance includes an unfavorable effect of $0.21 from a higher recurring tax rate compared to 2012. For the first quarter of 2013, we expect to achieve GAAP diluted EPS from continuing operations of $0.32 to $0.34 on revenues of $71 to $73 million.”

Conference Call

Kadant will hold a webcast with a slide presentation for investors on Wednesday, February 27, 2013, at 11 a.m. eastern time to discuss its fourth quarter and full-year performance, as well as future expectations. To access the webcast, including the slideshow and accompanying audio, go to www.kadant.com and click on the “Investors” tab. To listen to the webcast via teleconference, call 866-804-6926 within the U.S., or +1-857-350-1672 outside the U.S. and reference participant passcode 83375884. Prior to the call, our earnings release and the slides used in the webcast presentation will be filed with the Securities and Exchange Commission and will be available at www.sec.gov. An archive of the webcast presentation will be available on our Web site until March 29, 2013.

Shortly after the webcast, Kadant will post its updated general investor presentation incorporating the fourth quarter and full-year results on its Web site at www.kadant.com under the “Investors” tab.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenues excluding the effect of foreign currency translation, adjusted operating income, adjusted net income, adjusted diluted EPS, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them additional measures of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

We present increases or decreases in revenues excluding the effect of foreign currency translation to provide investors insight into underlying revenue trends.

Adjusted operating income and adjusted EBITDA exclude pre-tax restructuring costs of $0.4 million in the three-month period ended December 31, 2011. Adjusted operating income and adjusted EBITDA exclude pre-tax gains of $2.3 million, net of restructuring costs of $0.4 million in the twelve-month period ended December 31, 2011. These items are excluded as they are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs or other income or none at all.

Adjusted diluted EPS in the three-month and twelve-month periods ended December 29, 2012 and December 31, 2011 was calculated using the reported weighted average diluted shares for each period.

Adjusted net income and adjusted diluted EPS exclude:

•
Other expense of $0.3 million in the twelve-month period ended December 29, 2012 associated with accelerated depreciation related to a facility consolidation; and restructuring costs of $0.4 million in the fourth quarter of 2011 and other income, net, of $1.7 million in the twelve-month period ended December 31, 2011. Other income, net, includes gains on the sale of assets of $2.0 million (net of tax of $0.3 million) and restructuring costs of $0.3 million (net of tax of $0.1 million) in the twelve-month period ended December 31, 2011. We believe that the restructuring costs and other income and expense are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs and income or none at all.

•
A benefit from discrete tax items of $4.6 million in the three-month and twelve-month periods ended December 29, 2012 and $4.1 million and $6.2 million in the three-month and twelve-month periods ended December 31, 2011, respectively. The benefit from discrete tax items in the 2012 periods were primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. based on a consideration of expected profitability and foreign source income in future periods. The benefit from discrete tax items in the 2011 periods were primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. and China based on a consideration of expected profitability in future periods. We believe that these discrete tax benefits are not comparable to other periods, which may have differing levels of discrete tax items or none at all.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
Consolidated Statement of Income	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011

Revenues	$ 78,055	$ 96,965	$ 331,751	$ 335,460

Costs and Operating Expenses:
Cost of revenues	44,519	59,562	185,949	190,247
Selling, general, and administrative expenses	25,297	26,286	103,101	102,660
Research and development expenses	1,514	1,594	5,950	5,717
Restructuring costs and other expense (income), net (a)	-	408	307	(1,874)
	71,330	87,850	295,307	296,750

Operating Income	6,725	9,115	36,444	38,710
Interest Income	88	156	319	499
Interest Expense	(209)	(256)	(833)	(1,066)

Income from Continuing Operations before Income Taxes	6,604	9,015	35,930	38,143

Income Tax (Benefit) Provision	(3,046)	(1,689)	4,852	4,285

Income from Continuing Operations	9,650	10,704	31,078	33,858

(Loss) Income from Discontinued Operation, Net of Tax	(37)	1,156	743	(9)

Net Income	9,613	11,860	31,821	33,849

Net Income Attributable to Noncontrolling Interest	(47)	(28)	(198)	(274)

Net Income Attributable to Kadant	$ 9,566	$ 11,832	$ 31,623	$ 33,575

Amounts Attributable to Kadant:
Income from Continuing Operations	$ 9,603	$ 10,676	$ 30,880	$ 33,584
(Loss) Income from Discontinued Operation, Net of Tax	(37)	1,156	743	(9)
Net Income Attributable to Kadant	$ 9,566	$ 11,832	$ 31,623	$ 33,575

Earnings per Share from Continuing Operations
Attributable to Kadant:
Basic	$ 0.85	$ 0.91	$ 2.70	$ 2.77
Diluted	$ 0.84	$ 0.90	$ 2.66	$ 2.74

Earnings per Share Attributable to Kadant:
Basic	$ 0.85	$ 1.01	$ 2.76	$ 2.77
Diluted	$ 0.83	$ 1.00	$ 2.73	$ 2.74

Weighted Average Shares:
Basic	11,258	11,751	11,456	12,124

Diluted	11,460	11,884	11,590	12,261

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Product Line	Dec. 29, 2012	Dec. 31, 2011	(Decrease)	Translation (c,d)

Stock-Preparation	$ 28,069	$ 43,240	$ (15,171)	$ (14,908)
Doctoring, Cleaning, and Filtration (b)	24,787	23,383	1,404	1,233
Fluid-Handling	22,848	28,204	(5,356)	(4,963)

Papermaking Systems Segment	75,704	94,827	(19,123)	(18,638)
Fiber-based Products	2,351	2,138	213	213

	$ 78,055	$ 96,965	$ (18,910)	$ (18,425)

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Product Line	Dec. 29, 2012	Sept. 29, 2012	(Decrease)	Translation (c,d)

Stock-Preparation	$ 28,069	$ 34,492	$ (6,423)	$ (6,778)
Doctoring, Cleaning, and Filtration (b)	24,787	27,095	(2,308)	(2,601)
Fluid-Handling	22,848	23,624	(776)	(996)

Papermaking Systems Segment	75,704	85,211	(9,507)	(10,375)
Fiber-based Products	2,351	1,390	961	961

	$ 78,055	$ 86,601	$ (8,546)	$ (9,414)

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				Increase
				(Decrease)
				Excluding Effect
	Twelve Months Ended		Increase	of Currency
Revenues by Product Line	Dec. 29, 2012	Dec. 31, 2011	(Decrease)	Translation (c,d)

Stock-Preparation	$ 123,952	$ 131,914	$ (7,962)	$ (5,580)
Doctoring, Cleaning, and Filtration (b)	104,493	92,333	12,160	14,699
Fluid-Handling	92,581	100,618	(8,037)	(4,548)

Papermaking Systems Segment	321,026	324,865	(3,839)	4,571
Fiber-based Products	10,725	10,595	130	130

	$ 331,751	$ 335,460	$ (3,709)	$ 4,701

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Geography (e)	Dec. 29, 2012	Dec. 31, 2011	(Decrease)	Translation (c,d)

North America	$ 37,287	$ 39,422	$ (2,135)	$ (2,343)
Europe	15,978	28,975	(12,997)	(12,612)
China	12,521	18,835	(6,314)	(6,415)
South America	8,987	4,901	4,086	4,610
Other	3,282	4,832	(1,550)	(1,665)

	$ 78,055	$ 96,965	$ (18,910)	$ (18,425)

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Geography (e)	Dec. 29, 2012	Sept. 29, 2012	(Decrease)	Translation (c,d)

North America	$ 37,287	$ 35,248	$ 2,039	$ 1,947
Europe	15,978	18,113	(2,135)	(2,630)
China	12,521	17,677	(5,156)	(5,248)
South America	8,987	5,873	3,114	2,927
Other	3,282	9,690	(6,408)	(6,410)

	$ 78,055	$ 86,601	$ (8,546)	$ (9,414)

				Increase
				(Decrease)
				Excluding Effect
	Twelve Months Ended		Increase	of Currency
Revenues by Geography (e)	Dec. 29, 2012	Dec. 31, 2011	(Decrease)	Translation (c,d)

North America	$ 152,964	$ 146,564	$ 6,400	$ 7,149
Europe	71,992	84,883	(12,891)	(8,576)
China	53,242	62,615	(9,373)	(10,033)
South America	26,368	18,205	8,163	10,708
Other	27,185	23,193	3,992	5,453

	$ 331,751	$ 335,460	$ (3,709)	$ 4,701

	Three Months Ended		Twelve Months Ended
Business Segment Information	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011

Gross Profit Margin:
Papermaking Systems	42.8%	38.3%	43.7%	43.1%
Fiber-based Products	48.0%	49.9%	50.1%	50.2%
	43.0%	38.6%	43.9%	43.3%

Operating Income:
Papermaking Systems	$ 10,357	$ 12,526	$ 48,618	$ 50,869
Corporate and Fiber-based Products	(3,632)	(3,411)	(12,174)	(12,159)
	$ 6,725	$ 9,115	$ 36,444	$ 38,710

Adjusted Operating Income (d,f):
Papermaking Systems	$ 10,357	$ 12,934	$ 48,618	$ 48,995
Corporate and Fiber-based Products	(3,632)	(3,411)	(12,174)	(12,159)
	$ 6,725	$ 9,523	$ 36,444	$ 36,836

Bookings from Continuing Operations:
Papermaking Systems	$ 73,445	$ 75,181	$ 290,687	$ 334,978
Fiber-based Products	2,562	3,487	9,668	10,599
	$ 76,007	$ 78,668	$ 300,355	$ 345,577

Capital Expenditures from Continuing Operations:
Papermaking Systems	$ 2,643	$ 2,470	$ 3,982	$ 7,751
Corporate and Fiber-based Products	93	87	268	279
	$ 2,736	$ 2,557	$ 4,250	$ 8,030

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	Three Months Ended		Twelve Months Ended
Cash Flow and Other Data from Continuing Operations	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011

Cash Provided by Operations	$ 12,719	$ 14,863	$ 30,456	$ 34,362
Depreciation and Amortization Expense	1,965	1,989	8,384	7,936

Adjusted Operating Income and Adjusted EBITDA	Three Months Ended		Twelve Months Ended
Reconciliation	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011

Consolidated
Net Income Attributable to Kadant	$ 9,566	$ 11,832	$ 31,623	$ 33,575
Net Income Attributable to Noncontrolling Interest	47	28	198	274
Loss (Income) from Discontinued Operation, Net of Tax	37	(1,156)	(743)	9
Income Tax (Benefit) Provision	(3,046)	(1,689)	4,852	4,285
Interest Expense, net	121	100	514	567
Operating Income	6,725	9,115	36,444	38,710
Restructuring costs and other income, net	-	408	-	(1,874)
Adjusted Operating Income (d)	6,725	9,523	36,444	36,836
Depreciation and Amortization	1,965	1,989	8,384	7,936
Adjusted EBITDA (d)	$ 8,690	$ 11,512	$ 44,828	$ 44,772

Papermaking Systems
Operating Income	$ 10,357	$ 12,526	$ 48,618	$ 50,869
Restructuring costs and other income, net	-	408	-	(1,874)
Adjusted Operating Income (d)	10,357	12,934	48,618	48,995
Depreciation and Amortization	1,840	1,866	7,903	7,455
Adjusted EBITDA (d)	$ 12,197	$ 14,800	$ 56,521	$ 56,450

Corporate and Fiber-based Products
Operating Loss	$ (3,632)	$ (3,411)	$ (12,174)	$ (12,159)
Depreciation and Amortization	125	123	481	481
EBITDA (d)	$ (3,507)	$ (3,288)	$ (11,693)	$ (11,678)

(a)	Represents restructuring costs of $408 in the three-month period ended December 31, 2011. Represents accelerated
	depreciation of $307 in the twelve-month period ended December 29, 2012 associated with the anticipated disposal of
	equipment in China related to a facility consolidation. Represents a gain from the sale of assets of $2,282, offset by
	restructuring costs of $408 in the twelve-month period ended December 31, 2011.

(b)	New product line presentation beginning in the third quarter of 2012. This product line was formerly presented separately
	as doctoring, water-management, and other product lines. Prior period amounts have been recast to conform to the current presentation.

(c)	Represents the increase (decrease) resulting from the conversion of current period amounts reported in local currencies
	into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the prior period.

(d) Represents a non-GAAP financial measure.

(e)	Geographic revenues are attributed to regions based on customer location. Prior period amounts have been recast to conform to the current presentation.

(f)	See reconciliation to the most directly comparable GAAP financial measure under "Adjusted Operating Income and
Adjusted EBITDA Reconciliation."

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About Kadant

Kadant Inc. is a leading supplier to the global pulp and paper industry. Our stock-preparation; fluid-handling; and doctoring, cleaning, and filtration products are designed to increase efficiency and improve quality in pulp and paper production. Many of our products, particularly in our fluid-handling product line, are also used to optimize production in other process industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $332 million in 2012 and 1,600 employees in 17 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, demand for our products, and economic and industry outlook. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s quarterly report on Form 10-Q for the period ended September 29, 2012. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; commodity and component price increases or shortages; international sales and operations; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; our acquisition strategy; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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